Exhibit 10.1

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

SEVERANCE AND CHANGE IN CONTROL AGREEMENT (this “Agreement”) as of May 12, 2023, by and between QUEST RESOURCE HOLDING CORPORATION, a Nevada corporation (“Employer”), and BRETT W. JOHNSTON (“Employee”).

WHEREAS, Employer desires Employee to continue Employee’s services to Employer as Senior Vice President of Finance and Chief Financial Officer.

WHEREAS, Employer and Employee desire to agree to the results of any termination of Employee’s employment under certain circumstances.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth in this Agreement, the parties hereto agree as follows:

1.
Definitions.
(a)
“Good Cause” shall mean any termination of Employee’s employment by Employer as a result of Employee engaging in an act or acts involving a crime, moral turpitude, fraud, or dishonesty; or Employee willfully violating in a material respect Employer’s Code of Conduct or any applicable Code of Ethics, including, without limitation, the provisions thereof relating to conflicts of interest or related party transactions.
(b)
“Good Reason” shall mean Employee terminating Employee’s employment upon the uncured occurrence of any of the following events without Employee’s prior written approval: (i) Employer in any material respect reduces Employee’s status or authority or (ii) Employee is required to relocate Employee’s principal place of business more than 50 miles from The Colony, Texas.
(c)
“Change in Control” of Employer shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the date of this Agreement or, if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Exchange Act that serve similar purposes; provided that, without limitation, such a Change in Control shall be deemed to have occurred if and when (i) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of equity securities of Employer representing 20 percent or more of the combined voting power of Employer’s then-outstanding equity securities, except that this provision shall not apply to any person currently owning at least five percent or more of the combined voting power of Employer’s currently outstanding equity securities or to an acquisition of up to 20 percent of the then-outstanding voting securities that has been approved by at least 75 percent of the members of the Board of Directors who are not affiliates or associates of such person; (ii) during the period of this Agreement, individuals who, at the beginning of such period, constituted the Board of Directors of Employer (the “Original Directors”), cease for any reason to constitute at least a majority thereof unless the election or nomination for election of each new director was approved (an “Approved Director”) by the vote of a Board of Directors constituted entirely of Original Directors and/or Approved Directors; (iii)

a tender offer or exchange offer is made whereby the effect of such offer is to take over and control Employer, and such offer is consummated for the equity securities of Employer representing 20 percent or more of the combined voting power of Employer’s then-outstanding voting securities; (iv) Employer is merged, consolidated, or enters into a reorganization transaction with another person and, as the result of such merger, consolidation, or reorganization, less than 75 percent of the outstanding equity securities of the surviving or resulting person shall then be owned in the aggregate by the former stockholders of Employer; or (v) Employer transfers substantially all of its assets to another person or entity that is not a wholly owned subsidiary of Employer. Sales of Employer’s Common Stock beneficially owned or controlled by Employee shall not be considered in determining whether a Change in Control has occurred.
2.
Result of Termination by Employer Without Good Cause or by Employee for Good Reason. In the event that Employer terminates Employee’s employment with Employer other than for Good Cause or Employee terminates Employee’s employment with Employer for Good Reason, (a) Employer shall pay Employee’s base salary for a period of 12 months following the effective date of such termination; (b) Employer shall pay to Employee, at the same time as cash incentive bonuses are paid to Employer’s other executives, a portion of the cash incentive bonus deemed by Employer’s Compensation Committee in the exercise of its sole discretion to be earned by Employee pro rata for the period commencing on the first day of the fiscal year for which the cash incentive bonus is calculated and ending on the effective date of termination, and (c) Employer shall either (i) provide coverage under Employer’s medical plan to the extent provided for Employee on the effective date of termination, such benefits to be received over a period of 12 months after the effective date of the termination or (ii) provide reimbursement for the COBRA premium for such coverage through the earlier of such 12-month period after the effective date of the termination or the COBRA eligibility period. The amounts payable under (a) above shall be paid on Employer’s regular payroll schedule commencing on the first such payment date coincident with or following Employee’s “separation from service” from Employer within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be treated as a series of separate payments under Treasury Regulations Section 1.409A-2(b)(2)(iii). The amounts payable under (b) above, if any, shall be made by March 15 of the year following the year to which the bonus applies and would otherwise be earned.
3.
Result of Termination Following Change in Control.
(a)
Right of Employee to Terminate. In the event of a “Change in Control” of Employer, Employee, at Employee’s option and upon written notice to Employer, may terminate Employee’s employment effective on the date of the notice unless (i) the provisions of this Agreement remain in full force and effect as to Employee and (ii) Employee suffers no reduction in Employee’s status, authority, or base salary following such Change in Control, provided that Employee will be considered to suffer a reduction in Employee’s status, authority, or base salary, only if, after the Change in Control, (A) Employee is not the Senior Vice President of Finance and Chief Financial Officer of the company that succeeds to the business conducted by Employer and its subsidiaries immediately prior to the Change in Control, (B) such company’s common stock is not listed on a national stock exchange (such as the New York Stock Exchange, the Nasdaq Stock Market, or the NYSE MKT), (C) such company in any material respect reduces

Employee’s status, authority, or base salary, or (D) as a result of such Change in Control, Employee is required to relocate Employee’s principal place of business more than 50 miles from The Colony, Texas (or surrounding areas).
(b)
Result of Termination by Employer Without Good Cause or by Employee Following an Adverse Change in Control Effect. In the event that either (i) Employee terminates Employee’s employment following a Change in Control as provided in Section 3(a) (an “Adverse Change in Control Effect”) or (ii) Employer terminates Employee’s employment without Good Cause, in each case during the period commencing three months before and ending one year following the Change in Control, (A) Employer shall pay Employee’s base salary for a period of 12 months following the effective date of such termination; (B) Employer shall pay to Employee an amount equal to the average of Employee’s cash bonus paid for each of the two fiscal years immediately preceding Employee’s termination, such amount to be paid and received upon the effective date of the termination (provided such termination constitutes a “separation from service” from Employer within the meaning of Section 409A of the Code); provided that, in the event Employee has not been employed by Employer for at least two fiscal years at the time of such termination, then the cash bonus shall be in an amount equal to the Employee’s target bonus for the fiscal year in which such termination occurred; (C) all unvested stock options held by Employee in Employee’s capacity as an employee of Employer and its subsidiaries and affiliates on the effective date of termination shall vest as of the effective date of the termination, (D) all unvested restricted stock units (“RSUs”) granted after the date hereof held by the Employee in Employee’s capacity as an employee of Employer and its subsidiaries and affiliates on the date of the termination shall vest as of the effective date of the termination and the shares of Employer’s Common Stock (or the equivalent consideration in the Change in Control) related to such RSUs shall be delivered to Employee as soon as administratively practicable after the effective date of the termination but in no event later than March 15 of the year following the effective date of the termination; provided that for performance-based RSUs, the amount of shares that vest and are delivered will be determined based upon performance to the effective date of the Change in Control on an annualized or adjusted basis, as appropriate and (E) Employer shall either (i) provide coverage under Employer’s medical plan, to the extent provided for Employee on the date of termination on the effective date of the termination, such benefits to be received over a period of 12 months after the effective date of the termination or (ii) provide reimbursement for the COBRA premium for such coverage through the earlier of the 12-month period after the effective date of the termination or the COBRA eligibility period. The amounts payable under Section 3(b)(A), (B), and, if applicable, (E), shall be paid on Employer’s regular payroll schedule commencing on the first such payment date coincident with or following Employee’s “separation from service” from Employer within the meaning of Section 409A of the Code and shall be treated as a series of separate payments under Treasury Regulations Section 1.409A-2(b)(2)(iii).
4.
Competition and Confidential Information.
(a)
Interests to be Protected. The parties acknowledge that Employee will perform essential services for Employer, its employees, and its stockholders during the term of Employee’s employment with Employer. Employee will be exposed to, have access to, and work with, a considerable amount of Confidential Information (as defined below). The parties also expressly recognize and acknowledge that the personnel of Employer have been trained by, and are valuable to, Employer and that Employer will incur substantial recruiting and training expenses if Employer must hire new personnel or retrain existing personnel to fill vacancies. The parties expressly recognize that it could seriously impair the goodwill and diminish the value of Employer’s business should Employee compete with Employer in any manner whatsoever. The parties acknowledge that this covenant has an extended duration; however, they agree that this covenant is reasonable and it is necessary for the protection of Employer, its stockholders, and employees. For these and other reasons, and the fact that there are many other employment opportunities available to Employee if her employment is terminated, the parties are in full and complete agreement that the following restrictive covenants are fair and reasonable and are entered into freely, voluntarily, and knowingly. Furthermore, each party was given the opportunity to consult with independent legal counsel before entering into this Agreement.
(b)
Non-Competition. For the period equal to 12 months after the termination of Employee’s employment with Employer for any reason, Employee shall not (whether directly or indirectly, as owner, principal, agent, stockholder, director, officer, manager, employee, partner, participant, or in any other capacity) engage or become financially interested in any competitive business conducted within the Restricted Territory (as defined below). As used herein, the term “competitive business” shall mean any business that sells or provides or attempts to sell or provide products or services the same as or substantially similar to the products or services sold or provided by Employer during Employee’s employment, and the term “Restricted Territory” shall mean any state or other geographical area in which Employer sells products or provides services during Employee’s employment.
(c)
Non-Solicitation of Employees. For a period of 24 months after the termination of Employee’s employment with Employer for any reason, Employee shall not directly or indirectly, for Employee, or on behalf of, or in conjunction with, any other person, company, partnership, corporation, or governmental entity, solicit for employment, seek to hire, or hire any person or persons who is employed by or was employed by Employer within 12 months of the termination of Employee’s employment for the purpose of having any such employee engage in services that are the same as or similar or related to the services that such employee provided for Employer.
(d)
Confidential Information. Employee shall maintain in strict secrecy all confidential or trade secret information relating to the business of Employer (the “Confidential Information”) obtained by Employee in the course of Employee’s employment, and Employee shall not, unless first authorized in writing by Employer, disclose to, or use for Employee’s benefit or for the benefit of, any person, firm, or entity at any time either during or subsequent to the term of Employee’s employment, any Confidential Information, except as required in the performance of Employee’s duties on behalf of Employer. For purposes hereof, Confidential Information shall include without limitation any materials, trade secrets, knowledge, or information with respect to management, operational, or investment policies and practices of Employer; any business methods or forms; any names or addresses of customers or data on customers or suppliers; and any business policies or other information relating to or dealing with the management, operational, or investment policies or practices of Employer.
(e)
Return of Books, Records, Papers, and Equipment. Upon the termination of Employee’s employment with Employer for any reason, Employee shall deliver promptly to

Employer all files, lists, books, records, manuals, memoranda, drawings, and specifications; all cost, pricing, and other financial data; all other written or printed materials and computers, cell phones, PDAs, and other equipment that are the property of Employer (and any copies of them); and all other materials that may contain Confidential Information relating to the business of Employer, which Employee may then have in Employee’s possession or control whether prepared by Employee or not.
(f)
Disclosure of Information. Employee shall disclose promptly to Employer, or its nominee, any and all ideas, designs, processes, and improvements of any kind relating to the business of Employer, whether patentable or not, conceived or made by Employee, either alone or jointly with others, during working hours or otherwise, during the entire period of Employee’s employment with Employer or within six months thereafter.
(g)
Assignment. Employee hereby assigns to Employer or its nominee, the entire right, title, and interest in and to all inventions, discoveries, and improvements, whether patentable or not, that Employee may conceive or make during Employee’s employment with Employer, or within six months thereafter, and which relate to the business of Employer.
(h)
Equitable Relief. In the event a violation of any of the restrictions contained in this Section 4 occurs, Employer shall be entitled to preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which right shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled. In the event of a violation of any provision of subsection (b), (c), (f), or (g) of this Section 4, the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have been finally terminated in good faith. Notwithstanding anything else to the contrary herein, in the event of any material violation by Employee of such covenants as determined by a court of competent jurisdiction, Employer and its subsidiaries and affiliates will immediately have no obligation thereafter to make any payments or provide any benefits otherwise to be received under this Agreement to Employee and Employer and its subsidiaries and affiliates, in its or their discretion, may require Employee to promptly reimburse Employer for any and all post-employment payments or benefits received by Employee pursuant to this Agreement, including (i) delivery of shares received upon the vesting of RSUs pursuant to Section 3(b) of this Agreement (or the proceeds from the sale thereof) and (ii) reimbursement of the difference between the fair market value of the shares on the exercise date and the stock option exercise price for any stock options that vested as of the effective date of Employee’s termination pursuant to Section 3(b) of this Agreement and were exercised by Employee, which payments or benefits were received by Employee prior to such breach, and Employer shall immediately cancel any unexercised stock options that vested as of the effective date of the Employee’s termination pursuant to this Agreement.
(i)
Restrictions Separable. If the scope of any provision of this Agreement (whether in this Section 4 or otherwise) is found by a Court to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. Each and every restriction set forth in this Section 4 is independent and severable from the others, and no such restriction shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part.
5.
Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that because the obligations of Employee hereunder involve the performance of personal services, such obligations shall not be delegated by Employee. For purposes of this Agreement successors and assigns shall include, but not be limited to, any individual, corporation, trust, partnership, or other entity that acquires a majority of the stock or assets of Employer by sale, merger, consolidation, liquidation, or other form of transfer. Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Without limiting the foregoing, unless the context otherwise requires, the term “Employer” includes all subsidiaries of Employer.
6.
Release of Claims and Non-Disparagement. Employer’s obligations under this Agreement are contingent upon Employee executing (and not revoking during any applicable revocation period) a valid and enforceable full and unconditional Separation and General Release Agreement in a form acceptable to Employer, which must in all events be executed without modification and in its entirety, and without timely revocation (the “Release”) of any claims Employee may have against “Employer” (as defined in the Release), whether known or unknown, as of the effective date of Employee’s termination. Employer shall present the Release to Employee within 10 days of the effective date of the Employee’s termination, and the Employee shall have up to 45 days following Employee’s receipt of the Release to consider whether to execute the Release. In the event Employee executes the Release, Employee shall have an additional eight days in which to expressly revoke execution of the Release in writing. Without limiting the foregoing and notwithstanding any other provision of this Agreement, Employee may terminate and receive benefits on account of a Good Reason or Adverse Change in Control Effect termination only if Employer (or its successor) does not cure a Good Reason or Adverse Change in Control Effect within 60 days from the date Employee delivers a written notice describing the condition giving rise to the Good Reason or Adverse Change in Control Effect. Such notice must be received by Employer or its successor within 30 days of the date on which Employee becomes aware of the occurrence of such condition.

In the event that Employee fails to execute the Release within the 45-day period, or in the event Employee formally revokes execution of the Release within eight days of execution of the Release, Employee’s entitlement benefits under this Agreement shall be null and void and, to the extent that Employee has received any payments or benefits under this Agreement prior to the Employee’s failure to execute the Release within the 45-day period or prior to revocation, Employee shall immediately reimburse Employer for any and all such payments or benefits received, including (i) delivery of shares received upon the vesting of RSUs pursuant to this Agreement (or the proceeds from the sale thereof) and (ii) reimbursement of the difference between the fair market value of the shares on the exercise date and the stock option exercise price for any stock options that vested as of the effective date of Employee’s termination pursuant to this Agreement and were exercised by Employee, and Employer shall immediately cancel any unexercised stock options that vested as of the effective date of Employee’s termination pursuant to this Agreement.

In addition, Employer’s obligations and all payments under this Agreement shall cease if Employee makes any written or oral statement or takes any action that Employee knows or reasonably should know constitutes an untrue, disparaging, or negative comment to a third-person concerning Employer.

7.
Miscellaneous.
(a)
Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received (i) if personally delivered, on the date of delivery, (ii) if by facsimile or e-mail transmission, upon receipt, (iii) if mailed, three days after deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, and addressed as provided below, or (iv) if by a courier delivery service providing overnight or “next-day” delivery, on the next business day after deposit with such service addressed as follows:
(1)
If to Employer:

3481 Plano Parkway
The Colony, Texas 75056
Attention: President and Chief Executive Officer
Phone: (972) 464-0004
E-Mail: Ray.Hatch@questrmg.com
(2)
If to Employee:

3481 Plano Parkway
The Colony, Texas 75056
Phone: (972) 464-0004
E-Mail: Brett.Johnston@questrmg.com

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 7 for the giving of notice.

(b)
Indulgences; Waivers. Neither any failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver shall be binding unless executed in writing by the party making the waiver.

(c)
Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement shall be governed by and construed in accordance with the laws of the state of Texas, notwithstanding any Texas or other conflict-of-interest provisions to the contrary. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the state of Texas located in Collin and Denton Counties and the United States District Court for the Eastern District of Texas for the purpose of any suit, action, proceeding, or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action, or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action, or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action, or proceeding brought in such courts and irrevocably waives any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.
(d)
Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns, except that no party may assign or transfer such party’s rights or obligations under this Agreement without the prior written consent of the other party.
(e)
Execution in Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.
(f)
Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
(g)
Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements, and conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
(h)
No Participation in Severance Plans. Except as contemplated by this Agreement, Employee acknowledges and agrees that the compensation and other benefits set forth in this Agreement are and shall be in lieu of any compensation or other benefits that may otherwise be payable to or on behalf of Employee pursuant to the terms of any severance pay arrangement of Employer or any affiliate thereof, or any other similar arrangement of Employer or any affiliates thereof providing for benefits upon involuntary termination of employment.
(i)
Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
(j)
Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.
(k)
Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or holiday, then the final day shall be deemed to be the next day that is not a Saturday, Sunday, or holiday.
(l)
Specified Employee. Notwithstanding any provision of this Agreement to the contrary, if Employee is a “specified employee” as defined in Section 409A of the Code, Employee shall not be entitled to any payments or benefits the right to which provides for a “deferral of compensation” within the meaning of Section 409A, and whose payment or provision is triggered by Employee’s termination of employment (whether such payments or benefits are provided to Employee under this Agreement or under any other plan, program, or arrangement of the Employer), until (and any payments or benefits suspended hereby shall be paid in a lump sum on) the earlier of (i) the date which is the first business day following the six-month anniversary of Employee’s “separation from service” (within the meaning of Section 409A of the Code) for any reason other than death or (ii) Employee’s date of death, and such payments or benefits that, if not for the six-month delay described herein, would be due and payable prior to such date shall be made or provided to Employee on such date. Employer shall make the determination as to whether Employee is a “specified employee” in good faith in accordance with its general procedures adopted in accordance with Section 409A of the Code and, at the time of the Employee’s “separation of service” will notify the Employee whether or not he is a “specified employee.”
(m)
Savings Clause. This Agreement is intended to satisfy the requirements of Section 409A of the Code with respect to amounts subject thereto, and shall be interpreted and construed consistent with such intent; provided that, notwithstanding the other provisions of this subsection and the paragraph above entitled, “Specified Employee,” with respect to any right to a payment or benefit hereunder (or portion thereof) that does not otherwise provide for a “deferral of compensation” within the meaning of Section 409A of the Code, it is the intent of the parties that such payment or benefit will not so provide. Furthermore, if either party notifies the other in writing that, based on the advice of legal counsel, one or more of the provisions of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code or causes any amounts to be subject to interest or penalties under Section 409A of the Code, the parties shall promptly and reasonably consult with each other (and with their legal counsel), and shall use their reasonable best efforts, to reform the provisions hereof to (a) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A of the Code or increasing the costs to the Employer of providing the applicable benefit or payment and (b) to the extent practicable, to avoid the imposition of any tax, interest or other penalties under Section 409A of the Code upon Employee or the Employer.
(n)
Reimbursements. Except as expressly provided otherwise herein, no reimbursement payable to Employee pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of Employer shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

QUEST RESOURCE HOLDING CORPORATION

By:	/s/ S. Ray Hatch
	Name:	S. Ray Hatch
	Title:	President and Chief Executive Officer

EMPLOYEE

/s/ Brett W. Johnston
Brett W. Johnston
Senior Vice President of Finance and Chief Financial Officer

Signature Page to Severance and Change in Control Agreement